Exhibit 10.8

Executive Form

VACCINEX, INC.

2018 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

COVER SHEET

Vaccinex, Inc., a Delaware corporation (the “Company”), hereby grants an option (the “Option”) to purchase shares of its common stock, par value $0.0001 per share (the “Stock”), to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2018 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:

Name of Grantee:

Number of Shares of Stock Covered by the Option:

Option Price per Share of Stock:	$	[At least 100% of FMV on Grant Date]

Vesting Commencement Date:

Vesting Schedule:

Expiration Date:		[Day before the 10th anniversary of the Grant Date]

By your signature below, you agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which has been provided or made available to you). You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:
Title:

Attachment

This document is not a share certificate or a negotiable instrument.

VACCINEX, INC.

2018 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Non-qualified Stock Option	This Agreement evidences an award of an Option exercisable for that number of shares of Stock set forth on the cover sheet and subject to the vesting and other conditions set forth in this Agreement and in the Plan. This Option is not intended to be an incentive stock option under Code Section 422 and will be interpreted accordingly.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. The Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment, or similar process.

If you attempt to do any of these things, this Option will immediately become forfeited.

Vesting & Exercisability

Your Option is exercisable only as to its vested portion and shall vest in accordance with the vesting schedule shown on the cover sheet of this Agreement, so long as you continue in Service on the vesting dates set forth on the cover sheet. Fractional numbers of shares of Stock subject to the Option shall be rounded down to the next nearest whole number, until the last applicable vesting date.

No additional portion of your Option will vest after your Service has terminated for any reason.

Change in Control

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, this Option will become 100% vested (i) if it is not assumed, or equivalent options are not substituted for the Option, by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the twelve (12)-month period following the consummation of the Change in Control. If assumed or substituted for, subject to the Option’s earlier Expiration Date as shown on the cover sheet, the Option will expire one year after the date of your termination of Service, for any reason, within such twelve (12)-month period.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company or its successor for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and the Company, or if none, then following (x) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Change in Control; (y) a reduction in your annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Change in Control; or (z) the relocation of your principal place of employment to a location more than thirty-five (35) miles from your principal place of employment as of the Change in Control or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control. To qualify as an “Involuntary Termination,” you must provide written notice to the Company of any of the foregoing occurrences within ninety (90) days of the initial occurrence, and the Company shall have thirty (30) days to remedy such occurrence. To the extent not remedied, you must terminate employment within sixty (60) days following the expiration of the thirty (30)-day cure period for such occurrence to constitute an Involuntary Termination.

Forfeiture of Unvested Options / Term

Unless the termination of your Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this Agreement, the Plan, or any written employment or other agreement between the Company or Affiliate and you, you will automatically forfeit to the Company those portions of the Option that have not yet vested in the event your Service terminates for any reason.

Notwithstanding anything in this Agreement to the contrary, your Option will expire in any event at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described below.

Expiration of Vested Options After Service Terminates

Except as otherwise set forth above under “Change in Control,” if your Service terminates for any reason, other than death, Disability, or Cause, then the vested portion of your Option will expire at the close of business at Company headquarters on the ninetieth (90th) day after your termination date.

If your Service terminates because of your death or Disability, or if you die during the ninety (90)-day period after your termination for any reason (other than Cause), then the vested portion of your Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or termination for Disability. During that twelve (12)-month period, your estate or heirs may exercise the vested portion of your Option.

If your Service is terminated for Cause, then you shall immediately forfeit all rights to your entire Option, and the Option shall immediately expire.

Forfeiture of Rights	If you should take actions in violation or breach of or in conflict with any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate or any confidentiality obligation with respect to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to this Option, and the Option shall immediately expire.

Leaves of Absence	For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan.

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than one hundred (100) shares, unless the number of vested shares of Stock purchased is the total number available for purchase under the Option, by following the procedures set forth in the Plan and in this Agreement.

When you wish to exercise this Option, you must exercise in a manner required or permitted by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you exercise your Option, you must include payment of the Option Price indicated on the cover sheet for the shares of Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:

•  Cash, your personal check, a cashier’s check, a money order, or another cash equivalent acceptable to the Company.

•  Shares of Stock which are owned by you and which are surrendered to the Company and which are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The Fair Market Value of the shares of Stock as of the effective date of the Option exercise will be applied to the Option Price.

•  By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes (if approved in advance by the Committee or the Board if you are either an executive officer or a director of the Company).

•  If permitted by Applicable Law and if approved in advance by the Committee or the Board, by the Company’s withholding a number of shares of Stock that would otherwise be issuable to you upon your exercise of your Option. The Fair Market Value of the shares as of the effective date of the Option exercise will be applied to the Option Price.

Automatic Net Exercise	If this Option has not been exercised by you prior to the earlier of (i) the Expiration Date as shown on the cover sheet or (ii) termination of the Option in connection with your termination of Service, then this Option will automatically be exercised on the last business day prior to such date, and the Company will issue the number of shares of Stock equal in value to the difference between the Option Price and the Fair Market Value of the shares of Stock subject to the Option after adjustments for any withholding taxes described in Section 18.3 of the Plan.

Evidence of Issuance	The issuance of the shares of Stock upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration, or issuance of one or more Stock certificates.

Withholding Taxes	You agree as a condition of this Option that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or the sale of shares of Stock acquired under this Option. In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the exercise of this Option or the sale of shares of Stock arising from this Option, the Company or any Affiliate shall have the right to require such payments from you or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement).

Retention Rights	This Agreement and the Option evidenced hereby do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in any written employment or other agreement between the Company or any Affiliate and you, the Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the shares of Stock has been issued upon exercise of your Option and either a certificate evidencing your shares of Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Your Option shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with the Agreement and Section 17 of the Plan.

Clawback

This Option is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the twelve (12)-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments, or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting the Option, you give explicit consent to the Company to process any such personal data.

Electronic Delivery	By accepting the Option, you consent to receive documents related to the Option by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A	The Option is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By signing this Agreement, you agree to all of the

terms and conditions described above and in the Plan.